Exhibit 99.1

FG Financial Group, Inc. Reports Fourth Quarter and Full Year 2022 Financial Results

03/24/2023

FG Financial Group Sees Strong Growth in Net Premiums Earned and Net Investment Income in 2022

Company Drives Expansion of Recently Formed Merchant Banking Division; Multiple Businesses in Attractive End Markets Now on Platform

ITASCA, IL – FG Financial Group, Inc. (Nasdaq: FGF) (the “Company”), today announced results for the fourth quarter and full year ended December 31, 2022. FG Financial is a reinsurance and asset management holding company focused on collateralized and loss capped reinsurance and merchant banking that allocates capital in partnership with Fundamental Global®, a private partnership led by Kyle Cerminara and Joe Moglia, as well as other strategic investors.

FG Financial Group CEO Larry Swets, Jr. commented, “During the quarter we saw significant growth across both our reinsurance and merchant banking business, capping off a pivotal year for the business. The reinsurance business has established itself as a niche underwriter and we continue to carefully evaluate opportunities to deploy capital. Our new merchant banking division, launched in the third quarter of 2022, already has multiple attractive businesses on the platform. In November we formed FG Communities which has a growing portfolio of manufactured housing communities, and subsequent to the quarter we announced the formation of Craveworthy, a growing restaurant brand platform made up of diverse, relevant and highly scalable brands. Finally, the SPAC FG Merger Corp. announced a business combination with iCoreConnect, a cloud-based software and technology company in the healthcare space.”

FG Financial Group Chairman Kyle Cerminara added, “FG Financial made great progress in 2022. Our reinsurance business significantly grew premiums, and since launching our new merchant banking platform in the third quarter of 2022 we have added multiple companies to the platform in diverse end markets including real estate, healthcare and restaurants. We continue to see asymmetric risk/reward opportunities and remain focused on patiently allocating capital to drive long-term shareholder returns.”

Select 2022 Fourth Quarter and Full Year Results and Highlights

FG Financial Group’s 2022 fourth quarter and full year financial results included:

●	Net reinsurance premiums earned increased to $3.2 million for the three months ended December 31, 2022, from $2.6 million in the fourth quarter of the prior year. In 2022, net premiums earned were $13.0 million, increasing substantially from $4.9 million in 2021. The Company’s reinsurance operations benefited from continued increase in net earned premiums, without incurring any major losses from large catastrophe events.

●	Net investment income for the three months ended December 31, 2022, was $1.7 million compared to a net investment loss of $0.25 million in the fourth quarter of the prior year. For the full year 2022, net investment income was $6.8 million, increasing from $2.5 million in 2021.

●	The Company paid the 8% Series A Preferred Share dividend of $0.45 million, which represents the Company’s 19th consecutive quarter of paying the full dividend due on the 8% Series A Preferred Shares since their issuance in February 2018.

●	General and administrative expense was $2.3 million and $8.4 million for the three months and full year ended December 31, 2022, respectively, as compared to $2.5 million and $9.2 million for the same periods in the prior year, respectively. The decrease was primarily due to lower legal and professional fees, stock compensation expense and salaries and benefits for the year ended December 31, 2022.

Net loss attributable to common shareholders for the fourth quarter of 2022 improved to $0.30 million, or $(0.03) per fully diluted share, compared to a loss of $3.8 million, or $(0.66) per fully diluted share for the fourth quarter of 2021. Net loss attributable to common shareholders for the full year period ended December 31, 2022, also improved significantly to $0.70 million, or $(0.09) per fully diluted share, as compared to a loss of $10.2 million, or $(1.96) per fully diluted share, for the full year ended December 31, 2021.

Balance Sheet Highlights

As of December 31, 2022, FG Financial Group’s key balance sheet items included:

●	Cash and cash equivalents of $3.0 million.

●	Investment holdings totaling $25.7 million, including directly or indirectly held investments in OppFi, Hagerty, holdings under the Company’s Merchant Banking Platform for FG Merger Corp. and FG Acquisition Corp., and other investments.

●	Total shareholders’ equity of $37.3 million.

FG Financial Group, Inc.

FG Financial Group, Inc. is a reinsurance and asset management holding company focused on collateralized and loss capped reinsurance and merchant banking that allocates capital in partnership with Fundamental Global®, a private partnership led by Kyle Cerminara and Joe Moglia, as well as other strategic investors. The Company’s principal business operations are conducted through its subsidiaries and affiliates.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. In particular, discussions and statements regarding the Company’s future business plans and initiatives are forward-looking in nature. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, and may impact our ability to implement and execute on our future business plans and initiatives. Management cautions that the forward-looking statements in this release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: risks associated with our inability to identify and realize business opportunities, and the undertaking of any new such opportunities; general conditions in the global economy, including the impact of health and safety concerns from the current COVID-19 pandemic; our lack of operating history or established reputation in the reinsurance industry; our inability to obtain or maintain the necessary approvals to operate reinsurance subsidiaries; risks associated with operating in the reinsurance industry, including inadequately priced insured risks, credit risk associated with brokers we may do business with, and inadequate retrocessional coverage; our inability to execute on our investment and investment management strategy, including our strategy to invest in the risk capital of special purpose acquisition companies (SPACs); potential loss of value of investments; risk of becoming an investment company; fluctuations in our short-term results as we implement our new business strategy; risks of being unable to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; our limited operating history as a public company; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; potential conflicts of interest between us and our directors and executive officers; risks associated with our related party transactions and investments; and risks associated with our investments in SPACs, including the failure of any such SPAC to complete its initial business combination. Our expectations and future plans and initiatives may not be realized. If one of these risks or uncertainties materializes, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements are made only as of the date hereof and do not necessarily reflect our outlook at any other point in time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments.

INVESTOR RELATIONS:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

IR@fgfinancial.com

FG FINANCIAL GROUP, INC.

Consolidated Balance Sheets

($ in thousands, except per share data)

	December 31, 2022	December 31, 2021
ASSETS
Equity securities, at fair value (cost basis of $889 and $14,495, respectively)	$841	$1,421
Other investments	24,839	14,040
Cash and cash equivalents	3,010	15,542
Deferred policy acquisition costs	1,527	786
Reinsurance balances receivable	9,269	3,853
Funds deposited with reinsured companies	9,277	4,442
Other assets	712	745
Total assets	$49,475	$40,829

LIABILITIES
Loss and loss adjustment expense reserves	$4,409	$2,133
Unearned premium reserves	6,823	3,610
Accounts payable	723	502
Other liabilities	225	575
Total liabilities	$12,180	$6,820

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par and liquidation value, 1,000,000 shares authorized; 894,580 and 894,580 shares issued and outstanding as of December 31, 2022 and 2021, respectively	$22,365	$22,365
Common stock, $0.001 par value; 100,000,000 and 10,000,000 shares authorized; 9,410,473 and 6,497,205 shares issued as of December 31, 2022 and 2021, respectively, and, 9,410,473 and 6,497,205 shares outstanding as of December 31, 2022 and 2021, respectively	9	6
Additional paid-in capital	50,021	46,037
Accumulated deficit	(35,100)	(34,399)
Total shareholders’ equity	37,295	34,009
Total liabilities and shareholders’ equity	$49,475	$40,829

FG FINANCIAL GROUP, INC.

Consolidated Statements of Operations

($ in thousands, except per share data)

	(Unaudited)
	Three months ended December 31,		Full year ended December 31,
	2022	2021	2022	2021
Revenue:
Net premiums earned	$3,189	$2,644	$12,998	$4,864
Net investment income (loss)	1,663	(247)	6,777	2,545
Other income	55	39	320	186
Total revenue	4,907	2,436	20,095	7,595

Expenses:
Net losses and loss adjustment expenses	1,686	2,445	7,484	4,338
Amortization of deferred policy acquisition costs	742	774	3,169	1,407
General and administrative expenses	2,345	2,484	8,354	9,183
Total expenses	4,773	5,703	19,007	14,928

Net income (loss) from continuing operations	134	(3,267)	1,088	(7,333)
Discontinued operations:
Gain from sale of former insurance business	–	–	–	(145)
Net income (loss)	134	(3,267)	1,088	(7,188)
Income attributable to noncontrolling interest	–	91	–	1,326
Dividends declared on Series A Preferred Shares	447	447	1,789	1,692
Loss attributable to common shareholders	$(314)	$(3,805)	$(701)	$(10,206)

Basic and diluted net earnings (loss) per common share:
Continuing operations	$(0.03)	$(0.66)	$(0.09)	$(1.99)
Discontinued operations	–	–	–	0.03
Loss per share attributable to common shareholders	$(0.03)	$(0.66)	$(0.09)	$(1.96)

Weighted average common shares outstanding:
Basic and diluted	9,396,559	5,808,129	8,030,106	5,212,772